EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURUSANT TO SECTION 12 OF THE SECURITIES

EXCHNAGE ACT OF 1934, AS AMENDED

As of December 31, 2019, Zhong Ya International Limited (“we,” “our,” “us” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock with a par value of $0.001 per share (“Common Stock”).

Pursuant to our articles of incorporation, our authorized capital stock consists of (i) fifty million (50,000,000) shares of Common Stock and (ii) ten million (10,000,000) shares of preferred stock, with a par value of $0.001 per share. The following description summarizes the material terms of our capital stock. For a complete description of the matters set forth herein, you should refer to our articles of incorporation, our bylaws, and the applicable provisions of Nevada law.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K.

Common Stock

The holders of the Common Stock shall possess all voting power and each share of Common Stock shall have one vote on all matters submitted to the stockholders for a vote.

Capital Market

Our Common Stock is quoted on the OTC Pink Tier of the OTC Markets Group, Inc. under the symbol “ZYJT.” There has been no trading in our shares of Common Stock.